UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OPENWAVE SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)
____________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPENWAVE ISSUES STATEMENT REGARDING PRELIMINARY PROXY FILING BY

HARBINGER CAPITAL PARTNERS

REDWOOD CITY, CA – December 28, 2006 – Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of independent software products and services for the communications industry, issued the following statement in response to preliminary proxy materials filed today by Harbinger Capital Partners and its affiliates regarding the Company’s 2006 Annual Meeting of Stockholders scheduled for January 17, 2007:

“Openwave supports open communications with its stockholders and welcomes input toward the goal of improving stockholder value.

“Openwave’s six-member Board of Directors is comprised of five independent directors and the Company’s CEO, all of whom are highly-qualified and proven executive leaders. The Board and management team are focused on creating value for all stockholders through the continued execution of the Company’s focused, three-pronged strategy of improving sales productivity; continuing to sell existing products and enhancements to Openwave’s global customer base; and developing and commercializing new products.

“The Board is currently reviewing Harbinger’s filings and will respond shortly.”

Openwave’s 2006 Annual Meeting will be held on Wednesday, January 17, 2007, at 8:30 a.m. PST at the Company’s headquarters located at 2100 Seaport Boulevard, Redwood City, CA 94063. The record date for the Annual Meeting is November 27, 2006.

The Company and certain other persons may be deemed participants in the solicitation of proxies from stockholders in connection with Openwave's 2006 Annual Meeting of Stockholders. Information concerning such participants is available in the Company's Proxy Statement filed with the Securities and Exchange Commission on December 8, 2006. Shareholders are advised to read the Company's Proxy Statement and supplements thereto and other relevant documents when they become available, because they will contain important information. Shareholders may obtain, free of charge, copies of the Company's Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2006 Annual Meeting of Stockholders at the SEC's website at (http://www.sec.gov/) or by contacting the Company’s proxy solicitor Georgeson Inc. at (866) 909-6467.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of software solutions that ignite mobility for the communications and media industries. Openwave empowers its customers to rapidly transform their business by sparking new revenue streams and market opportunities, building loyal subscriber communities and reducing operational costs. Openwave’s broad range of IP-based handset-to-network solutions enable the rapid launch of information, communication and entertainment services across networks and devices and include handset software, content delivery, adaptive messaging, location, music and video services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) the ability to improve sales productivity; (c) the ability to continue to sell our existing products and enhancements; (d) the ability to develop and commercialize new products; and (e) the ability of the Company to transition to an end-to-end solutions provider.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and any subsequently filed reports. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave's Web site at www.openwave.com.

Openwave and the Openwave logo are trademarks of Openwave Systems Inc. or its subsidiaries. All other trademarks are the properties of their respective owners.

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For further information:

Investor Relations Mike Bishop investor@openwave.com Tel: 650-480-4461 Public Relations Vikki Herrera Vikki.Herrera@openwave.com Tel: 650-480-6753	Matthew Sherman Joele Frank, Wilkinson Brimmer Katcher msherman@joelefrank.com Tel: 212-355-4449 Sean O’Hara Georgeson Inc. sohara@georgeson.com Tel: 212-440-9800